                                   Exhibit 99
                                  Risk Factors

     An investment in the securities of the Company involves a high degree of risk. In addition to the other information in this Form 10-SB, the following risk factors should be considered carefully in evaluating the Company and its business. If any of the risks described below occurs, the business, results of operations and financial condition of the Company could be materially adversely affected.

Product Development and Technological Change

     The trading card industry is characterized by rapid technological change and frequent new product introductions. Accordingly, the Company believes that its future success depends in part upon its ability to enhance current products and develop and introduce new products offering at competitive prices. The Company's inability, for technological or other reasons, to enhance, develop and introduce products in a timely manner in response to changing market conditions or customer requirements could have a material adverse effect on the Company's results of operations or could result in its products becoming obsolete. The ability of the Company to compete successfully will depend in large measure on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry.

Ability to Manage Growth

     The Company's business plan contemplates significant growth in sales and personnel which may place a strain upon its current management systems and resources. As of August 31, 1999, the Company had 392 employees. In the future, the Company will be required to continue to improve its financial and management controls, reporting systems and procedures. In addition, the Company's business plans and anticipated increased product sales will require the Company to hire, train and manage additional employees and increase production capacity. If the Company is unable to hire the skilled employees it needs or increase its production capacity in a timely manner, it might be unable to fulfill orders for its products or meet its business plans. There can be no assurance that the Company will be able to effectively manage its anticipated growth.

Product Acceptance

     Although the Company has been able to sell its products, it still has not been able to determine whether or not there is a sufficient level of acceptance of its products at the retail prices in the range of $6.95 to $7.95 per Soundcard for the Company to sell cards in sufficient volume to become profitable.

Manufacturing Risk

     The primary component of the Soundcard is a microchip embedded into each Soundcard which contains a digitally encoded sound bit representing the "message" being delivered by it. These chips are considered a commodity, the cost of which varies depending on the supply\demand dynamics of the market for them. Should the chips become in short supply, its products gross margins would be negatively affected and the short supply may negatively affect sales.

Competition

     The Company is engaged in a dynamic and evolving industry that is highly competitive. The Company anticipates that the quality of its competitors' products and range of product offerings may improve. The majority of the Company's competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales,
distribution and other resources than the Company.   There can be no assurance
that the Company will be able to compete effectively with such companies. In addition, the Company expects that additional competition will develop, from both existing businesses in the trading card industry and from new entrants. Competition could also result in price reductions, fewer customer orders than expected and reduced gross margin. As a result, the Company may not be able to compete successfully and competitive pressures may harm the Company's business. See "Business of the Company - Competition."

Industry Growth

     While the overall market for electronic devices such as the Soundcard has experienced significant growth in recent years, the market for trading cards has declined in recent years. There can be no assurance that the market for the Company's existing products will grow, or that the Company will be successful in independently establishing markets for its products. If the various markets in which the Company's products compete fail to grow, or grow more slowly than the Company currently anticipates, or if the Company is unable to establish markets for its new products, the Company's revenue and net income growth may be lower than expected.

Potential Fluctuations in Quarterly Financial Results

     The Company's quarterly financial results could be impacted significantly by the timing of orders and shipments as well as seasonal changes in the demand for its products. The Company's operating expenses are in part based on anticipated revenue levels in the short term, are relatively fixed, and are incurred throughout the quarter. Additionally, the Company's products are subject to relatively long sales and delivery cycles. As a result, if expected revenues are not realized as anticipated, the Company's quarterly financial results could be materially adversely affected. Quarterly financial results in the future may be influenced by these or other factors, including possible delays in the shipment of products. Accordingly, there may be significant variations in the Company's quarterly financial results and such results may not meet the expectations of the Company or investors.

Protecting Proprietary Technology

     The Company relies on a combination of patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products and product designs, or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's proprietary technology, if required, may be difficult, time-consuming and costly. In addition, the laws of certain countries in which the Company's products may be sold or licensed do not protect its products and related intellectual property rights to the same extent as the laws of Canada or the United States. There can be no assurance that the Company will be successful in protecting its proprietary rights. See "Business of the Company - Intellectual Property".

Risk of Third Party Claims for Infringement

     The Company does not believe that any of its products infringe the proprietary rights of any third parties. From time to time, however, third parties may contest the Company's rights to its intellectual property. In those circumstances, the Company will review such matters to determine what, if any, actions may be required or should be taken. There can be no assurance that third parties will not claim such infringement by the Company or its licensors with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. See "Business of the Company - Intellectual Property".

Product Defects and Product Liability

     Although the Company's products are not highly complex or sophisticated, they may from time to time contain design defects that are difficult to detect and correct. There can be no assurance that defects or flaws will not be found in new products after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such defects or flaws in a timely manner or at all. The occurrence of defects or flaws in the Company's products could result in loss of or delay in market acceptance of the Company's products, and correcting such defects or flaws could require significant expenditure of capital by the Company. In addition, the failure of the Company's products to perform to customer expectations could give rise to warranty claims. The consequences of such defects and flaws could have a material adverse effect on the Company's business, results of operations and financial condition.

Control of Production and Product Quality

     The Company relies on third parties to produce its products. Anticipated growth may require the Company to deliver substantial volumes of products meeting stringent technical requirements of its customers. The failure by the Company to successfully manage the production and supply of its products, including the failure to meet scheduled production and delivery deadlines, or the failure of products to meet the product quality requirements of its customers, could materially adversely affect the financial position and future prospects of the Company.

Reliance on Limited Number of Suppliers

     The Company currently utilizes certain key components in the manufacture of its products which are supplied by a single or limited source and depends on these sources to meet its needs. Moreover, the Company depends on the quality of the products supplied to it over which the Company has limited control. If the Company cannot supply products due to a lack of components, or is unable to redesign products with other components in a timely manner, its business will be significantly harmed. A supplier could discontinue supplying components to the Company without penalty. If a supplier discontinued supplying a component, the Company's business may be harmed by the resulting product manufacturing and delivery delays. See "Business of the Company - Raw Materials and Supplies".

Customer Dependency

     The Company is currently dependent on a small number of customers with respect to sales of the majority of its products, both in terms of numbers of units sold and the aggregate dollar values of its sales. In fiscal 1999, Bid.Com accounted for approximately 80% of the Company's revenues while IBI accounted for the remaining 20%. If any one or more of these customers discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for the Company's products, the business prospects, operating results and financial condition of the Company could be materially adversely affected.

Limited Financial Resources/Need for Future Financing

     The Company is engaged in a capital intensive business and its financial resources are substantially smaller than the financial resources of its principal current competitors and potential competitors. If the Company meets its growth expectations, it may require additional equity or debt financing. There can be no assurance that the Company will be able to obtain the additional financial resources required to successfully compete in its markets on favourable commercial terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's plans for development and expansion which could have a material adverse effect on the operating results and financial condition of the Company.

Dependence on Key Personnel

     The success of the Company is largely dependent on the performance of its key employees, particularly its executive officers, Dieter Doederlein and Paul Sansom. Loss of the services of these and other key employees or the failure to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Company's growth and profitability. Competition for highly skilled management, technical, research and development and other employees is intense and the Company may not be able to attract or retain highly qualified personnel in the future. The Company does not currently maintain key person life insurance policies on any of its employees.

Currency Risk

     A substantial portion of the Company's revenues are expected to be realized in currencies other than Canadian dollars. The Company's operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the Canadian dollar and such other currencies may have a material effect on the Company's results of operations. In particular, the Company may be adversely affected by a significant strengthening of the Canadian dollar against the U.S.
dollar.   The Company attempts to hedge its risk to the extent that it is able to match its cash inflows and outflows in U.S. currency in the normal course of business.

Continued Use and Expansion of the Internet

     Increased sales of the Company's products and services will depend upon the expansion of the Internet as a leading platform for communication and commerce. Usage of the Internet may be inhibited for a number of reasons. The Internet infrastructure may not be able to support the demands placed on it by continued growth and may lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service. In addition, concerns about the transmission of confidential information over the Internet has been a significant barrier to electronic communications and commerce over the Internet. Any well-publicized compromise of security could deter more people from using the Internet to transmit confidential information or conduct commercial transactions. The possibility that federal, state, provincial, local or foreign governments may adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet or may seek to tax Internet commerce could significantly reduce the use of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for the Company's products and services may be adversely affected.

Control of Shares by Management

     Existing management of the Company maintains effective control of the Company through its ownership of approximately 57.4% of the outstanding common shares of the Company. As a result, these shareholders, acting together, will be able to continue to exercise significant influence over all matters requiring shareholder approval, including the ability to elect all of the directors and approve fundamental changes to the Company. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company,
its board of directors or management.   See "Security Ownership of Management
and Beneficial Owners of 5% of Stock".

Enforceability of Civil Liabilities

     The Company is an Ontario corporation with its principal place of business in Canada. All of its directors and officers are residents of Canada and all or a substantial portion of the assets of such persons and of the Company are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon the Company or its directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against the Company or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or (ii) would enforce, in original actions, liabilities against the Company or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

Possible Anti-Takeover Effect of Certain Charter Provisions

     The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of Class A Preference Shares, issuable in series, of which 500,000 Series 1 Class A Preference Shares and 1,000,000 Series 2 Class A Preference Shares have been authorized for issuance. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any Class A Preference Shares that may be issued in the future. The issuance of Class A Preference Shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting shares of the Company the effect of which may be to deprive the Company's shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Company. The Company has no present plans to issue any Class A Preference Shares. See "Description of Securities."

Risks Relating to the Year 2000

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the Year 2000. The Year 2000 issue is a broad business issue, the impact of which extends beyond traditional computer hardware and software to possible failure of other systems and instrumentation, including equipment used by the Company and third parties with which the Company does business. Although the Company does not rely significantly on computer technology for its day to day operations, the Company is in the process of assessing and remediating potential risks to its business related to the Year 2000 issue. The principal Year 2000 concern for the Company is to ensure that its products which incorporate microchip technology are Year 2000 compliant.

     The costs associated with the Company achieving Year 2000 compliance to date have not been material and the Company believes that future costs will not be material either. However, there can be no assurance that the Company will not incur unanticipated costs or that it will be able to successfully address all Year 2000 issues. As a result, the Company could be at risk of experiencing operational inconveniences and inefficiencies that may divert management's time and attention from its ordinary business activities. The Company is also at risk of experiencing a lesser number of serious system or product failures that may require significant efforts by the Company to prevent or alleviate material business disruptions. If the Company is unable to resolve its Year 2000 issues in a timely and cost-efficient manner, such inability could have a material adverse effect on the Company's business.

     The impact of the Year 2000 issue on the Company will also be affected by the Year 2000 readiness of its business partners, customers and suppliers. An assessment of the readiness of these third parties is ongoing by the Company. Failure by these third parties to be Year 2000 compliant may adversely affect, among other things, the Company's production, revenue and the timing of revenues. There can be no assurance that such third parties will address the Year 2000 issue and complete their Year 2000 conversion in a timely fashion or will not suffer a Year 2000 business disruption that may adversely affect the Company's business.